PILGRIM'S PRIDE CORPORATION
                         110 SOUTH TEXAS STREET
                         PITTSBURG, TEXAS 75686

               NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                 TO BE HELD WEDNESDAY, FEBRUARY 5, 1997

      The Annual Meeting of Stockholders of Pilgrim's Pride Corporation (the "Company") will be held at the Company's headquarters building, 110 South Texas Street, Pittsburg, Texas, Wednesday, February 5, 1997, at 11:00 a.m., local time, to consider the following matters:

          1.  The election of eleven Directors for the ensuing year;

          2. The appointment of Ernst & Young as the Company's independent auditors for the fiscal year ending September 27, 1997;

          3.  To transact such other business as may be properly brought before
the  meeting  or  any adjournment.   No  other matters are expected to be voted
on at the meeting.

     The Board of Directors has fixed the close of business on December 20, 1996, as the record date for determining stockholders of record entitled to notice of, and to vote at, the meeting.




                                           RICHARD A. COGDILL
Pittsburg, Texas         EECUTIVE  VICE  PRESIDENT,  CHIEF  FINANCIAL OFFICER,
January 8, 1997                         SECRETARY AND TREASURER


                          YOUR VOTE IS IMPORTANT!
              PLEASE SIGN AND RETURN THE ACCOMPANYING PROXY.

                    PILGRIM'S PRIDE CORPORATION
                      110 SOUTH TEXAS STREET
                      PITTSBURG, TEXAS 75686


                            PROXY STATEMENT
                          GENERAL INFORMATION

      The Board of Directors of Pilgrim's Pride Corporation (the "Company") solicits stockholders' proxies in the accompanying form for use at the Annual Meeting of Stockholders to be held on February 5, 1997, at 11:00 a.m., local time, at the Company's headquarters at 110 South Texas Street, Pittsburg, Texas and at any adjournments thereof (the "Meeting"). This Proxy Statement, the accompanying proxy card and the Company's 1996 Annual Report to Stockholders are being mailed, beginning on or about January 8, 1997, to all stockholders entitled to receive notice of, and to vote at, the Meeting.

     The principal executive offices of the Company are located at 110 South Texas Street, Pittsburg, Texas 75686. Any writing required to be sent to the Company should be mailed to this address.

OUTSTANDING VOTING SECURITIES

     Each stockholder of record at the close of business on December 20, 1996 (the "Record Date"), will be entitled to one vote for each share of the Company's common stock held on the Record Date. The accompanying proxy card indicates the number of shares to be voted. On December 20, 1996, there were 27,589,250 shares of the Company's common stock issued and outstanding.

VOTING OF PROXIES

     Because many of the Company's stockholders are unable to attend the Meeting, the Board of Directors solicits proxies by mail to give each stockholder an opportunity to vote on all items of business scheduled to come before the Meeting. Each stockholder is urged to:

     (1) read carefully the material in this Proxy Statement;

     (2) specify his or her voting instruction on each item by marking the appropriate boxes on the accompanying proxy card; and

      (3) sign, date and return the card in the enclosed, postage prepaid envelope.

     The accompanying proxy card provides a space, with respect to the election of Directors, for a stockholder to withhold voting for any or all nominees for the Board of Directors, but does not permit a stockholder to vote for any nominee not named on the proxy card. The card also allows a stockholder to abstain from voting on any item if the stockholder chooses to do so.

     When the accompanying proxy card is properly executed and returned with voting instructions with respect to any of the items to be voted upon, the shares represented by the proxy will be voted in accordance with the stockholder's directions by the persons named on the card as proxies of the stockholders. If a proxy card is signed and returned, but no specific voting instructions are given, the shares represented by the proxy card will be voted for the election of the eleven nominees for Directors named on the accompanying proxy card and for the appointment of Ernst & Young as the Company's independent auditors.

     Unless otherwise indicated by the stockholder, returned proxy cards also confer upon the persons named on the card, as proxies for the stockholder, discretionary authority to vote all shares of stock represented by the proxy card on any item of business that is properly presented for action at the Meeting, even if not described in this Proxy Statement. If any of the nominees for Director named below should be unable or unwilling to accept nomination, the proxies will be voted for the election of such other person as may be recommended by the Board of Directors. The Board of Directors, however, has no reason to believe that any item of business not set forth in this Proxy Statement will come before the Meeting or that any of the nominees for Director will be unavailable for election.

     The proxy does not affect a stockholder's right to vote in person at the Meeting. If a stockholder executes a proxy, he or she may revoke it at any time before it is voted by submitting a new proxy card, or by communicating his or her revocation in writing to the Secretary of the Company or by voting by ballot at the Meeting.

VOTES REQUIRED

     The holders of at least a majority of the shares of the Company's common stock outstanding on the Record Date must be present in person or by proxy at the Meeting for the Meeting to be held. Abstentions and broker non-votes are counted in determining whether at least a majority of the shares of the Company's common stock outstanding on the Record Date are present at the Meeting. Directors will be elected by a plurality of the votes cast at the Meeting. The affirmative vote of a majority of the shares represented and entitled to vote at the Meeting is required for the appointment of the Company's independent auditors and approval of any other item of business to be voted upon at the Meeting. Abstentions are counted in tabulations of the votes cast on proposals presented to stockholders, whereas broker non-votes are not counted for purposes of determining whether a proposal has been approved. Lonnie "Bo" Pilgrim owned or controlled 18,006,630 shares (65.3%) of the Company's common stock on the Record Date and thus will be able to elect all of the nominees for Directors and to approve Ernst & Young as independent auditors for the Company.

STOCKHOLDER PROPOSALS FOR 1998 ANNUAL MEETING

     Under the rules of the Securities and Exchange Commission, in order to be included in the Company's Proxy Statement for the 1998 Annual Meeting of Stockholders, a stockholder proposal must be received by the Secretary of the Company no later than the close of business on September 11, 1997.

COST OF PROXY SOLICITATION

      The Company will bear the cost of the Meeting and the cost of soliciting proxies in the accompanying form, including the cost of mailing the proxy material. In addition to solicitation by mail, Directors, officers and other employees of the Company may solicit proxies by telephone or otherwise. They will not be specifically compensated for such services. The Company will request brokers and other custodians, nominees and fiduciaries to forward proxies and proxy soliciting material to the beneficial owners of the Company's common stock and to secure their voting instructions, if necessary. The Company will reimburse them for the expenses in so doing.

BOARD OF DIRECTORS

     The Board of Directors has the responsibility for establishing board corporate policies and for the overall performance of the Company. However, it is not involved in day-to-day operating details. Members of the Board are kept informed of the Company's business through discussions with the Chairman and other officers, by reviewing analyses and reports sent to them each month, as well as by participating in Board and committee meetings.

BOARD COMMITTEES

     To assist in carrying out its duties, the Board of Directors has delegated certain authority to the Audit and Compensation Committees. The Board of Directors does not maintain a Nominating Committee. The members of the Audit Committee are Robert E. Hilgenfeld, Vance C. Miller, Sr. and James G. Vetter, Jr. The members of the Compensation Committee are Lonnie "Bo" Pilgrim, Robert
E. Hilgenfeld, Vance C. Miller, Sr., Lonnie Ken Pilgrim, James G. Vetter, Jr., Donald L. Wass and Charles L. Black. Each Committee meets to examine various facets of the Company's operations and take appropriate action or make recommendations to the Board of Directors. The Audit Committee's responsibilities include making recommendations to the Board of Directors regarding the selection of independent public accountants and reviewing the plan and results of the audit performed by the public accountants of the Company and the adequacy of the Company's systems of internal accounting controls, and monitoring compliance with the Company's conflicts of interest and business ethics policies. The Compensation Committee reviews the Company's remuneration policies and practices and establishes the salaries of the Company's officers.

MEETINGS

     During the Company's fiscal year ending September 28, 1996, there were six meetings of the Board of Directors, two meetings of the Audit Committee, and one meeting of the Compensation Committee. During fiscal 1996, each member of the Board of Directors attended at least 75% of the aggregate number of meetings of the Board and Board Committees on which the Director served.

                           ELECTION OF DIRECTORS

    At the meeting, eleven Directors are to be elected, each to hold office for one year or until his successor is duly elected and qualified. It is intended that the shares represented by the enclosed proxy will be voted for the election of the eleven nominees named below. The Board of Directors has no reason to believe that any nominee will be unable to serve if elected. In the event any nominee shall become unavailable for election, it is intended that such shares will be voted for the election of a substitute nominee selected by the Board of Directors.

                           NOMINEES FOR DIRECTOR

     The following information sets forth the name and principal occupation of each Director and nominee for Director, his age, his position with the Company and the date he first became a Director and an executive officer.

     LONNIE "BO" PILGRIM, 68, has served as Chairman of the Board and Chief Executive Officer since the organization of the Company in 1968. Prior to the incorporation of the Company, Mr. Pilgrim was a partner in the Company's predecessor partnership business founded in 1946.

     CLIFFORD E. BUTLER, 54, serves as Vice Chairman of the Board and Executive President. He joined the Company as Controller and Director in 1969, was named Senior Vice President of Finance in 1973, became Chief Financial Officer and Vice Chairman of the Board in July 1983 and effective January 1, 1997 he became Executive President and continues to serve as Vice Chairman of the Board.

      LINDY M. "BUDDY" PILGRIM, 42, serves as President and Chief Operating Officer of the Company. He was elected as Director in March 1993 and began employment in April 1993 under the title of President of U.S. Operations and Sales and Marketing. From April 1993 to March 1994, the President and Chief Operating Officer reported to him. After that time, the Chief Operating Officer title and responsibilities were incorporated into his own. Up to October 1990, Mr. Pilgrim was employed by the Company for 12 years in marketing and 9 years in operations. From October 1990 to April 1993, he was President of Integrity Management Services, Inc., a consulting firm to the food industry. He is a nephew of Lonnie "Bo" Pilgrim.

     ROBERT L. HENDRIX, 60, has been Executive Vice President, Operations, of the Company since March 1994. Prior to that he served as Senior Vice President, NETEX Processing from August 1992 to March 1994 and as President and Chief of Complex Operations from September 1988 to March 1992. He was on leave from the Company from March 1992 to August 1992. He was President and Chief Operating Officer of the Company from July 1983 to September 1988. He began as Senior Vice President in September 1981 when Pilgrim's Pride acquired Mountaire Corporation of DeQueen, Arkansas, and, prior thereto, he was Vice President of Mountaire Corporation.

      JAMES J. MINER, PH.D., 68, has been Senior Vice President, Technical Services, since April 1994. He has been employed by the Company and its predecessor partnership since 1966 and served as Senior Vice President responsible for live production and feed nutrition from 1968 to April 1994. He has been a Director since the incorporation of the Company in 1968.

      LONNIE KEN PILGRIM, 38, has been employed by the Company since 1977 and has served the Company as its Vice President, Director of Transportation and as a member of the Board of Directors since March 1985. He is a son of Lonnie "Bo" Pilgrim.

     JAMES G. VETTER, JR., 62, has practiced law in Dallas, Texas, since 1966. He is a member of the Dallas law firm of Godwin & Carlton, P.C., and has served as general counsel and a Director since 1981. Mr. Vetter is a Board Certified-Tax Law Specialist and serves as a lecturer and author in tax matters.

     ROBERT E. HILGENFELD, 71, was elected a Director in September 1986. Mr. Hilgenfeld was Senior Vice President--Marketing/Processing for the Company from 1969 to 1972 and for seventeen years prior to that worked in various sales and management positions for the Quaker Oats Company. From 1972 until April 1986, he was employed by Church's Fried Chicken Company ("Church's") as Vice President--Purchasing Group, Vice President and Senior Vice President. He was elected a Director of Church's in 1985 and retired from Church's in April 1986. Since retirement he has served as a consultant to various companies including the Company.

      VANCE C. MILLER, SR., 62, was elected a Director in September 1986. Mr. Miller has been Chairman of Vance C. Miller Interests, a real estate company formed in 1977 and has served as the Chairman of the Executive Committee and as a director of Henry S. Miller Co., a real estate brokerage firm, since 1980.

     DONALD L. WASS, PH.D., 64, was elected a Director of the Company in May 1987. He has been President of the William Oncken Company of Texas, a time management consulting company, since 1970.

     CHARLES L. BLACK, 67, was President, Chief Executive Officer and Director of NationsBank, Mt. Pleasant, Texas, from December 1981 to his retirement in February 1995. He previously was a Director of the Company from 1968 to August 1992 and has served as a director since his re-election in February 1995.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During fiscal 1996, the members of the Company's Compensation Committee were: Lonnie "Bo" Pilgrim, Robert E. Hilgenfeld, Vance C. Miller, Sr., James
G. Vetter, Jr., Donald L. Wass and Charles L. Black. Lonnie Ken Pilgrim was elected to the Compensation Committee in fiscal 1997.

      The Company has been and continues to be a party to certain transactions with Lonnie "Bo" Pilgrim and a law firm affiliated with James G. Vetter, Jr. These transactions, along with all other transactions between the Company and affiliated persons, require the prior approval of the Audit Committee of the Board of Directors.

     The Company's transactions with Lonnie "Bo" Pilgrim, Chairman of the Board and Chief Executive Officer of the Company, have allowed the Company to obtain the use of required production facilities and equipment on terms which management believes are not less favorable to the Company than could have been arranged with unaffiliated person. Since 1985, Lonnie "Bo" Pilgrim, Chairman of the Board and Chief Executive Officer of the Company, has engaged in chicken grow-out operations with the Company which involve the purchase of chicks, feed and veterinary and technical services from the Company and the growing-out of chickens to maturity at which time they are purchased by the Company. Chicks, feed and services are purchased from the Company for their fair market value, and the Company purchases the mature chickens from Mr. Pilgrim at market-quoted prices at the time of purchase. Management of the Company believes that this operation is conducted on terms not less favorable than those which could be arranged with unaffiliated persons. During fiscal year 1996, the Company paid Mr. Pilgrim, doing business as Pilgrim Poultry G.P. ("PPGP"), $18,057,000 for chickens produced in his grow-out operations, and PPGP paid the Company $18,112,000 for chicks, feed and services. Lonnie "Bo" Pilgrim is the sole proprietor of PPGP.

     PPGP also produces eggs for the Company. In addition to the chicken grow-out operations described above, PPGP contracts with the Company to house and care for Company flocks used for egg production and is paid an egg grower fee based on actual production. The egg grower contract between PPGP and the Company renews automatically as each expended flock of laying hens is replaced by a new flock. The contract is cancelable by either party at any time prior to the time when the then current producing flock is 48 weeks old. Flocks are normally replaced every 14 months. Management of the Company believes that these relationships are on terms not less favorable to the Company than those which could be arranged with unaffiliated persons. During fiscal year 1996, the Company paid contract egg grower's fees to PPGP of $4,697,000.

     Since 1985, the Company has leased an airplane from Mr. Pilgrim under a lease agreement which provides for monthly lease payments of $33,000 plus operating expenses, which terms management of the Company believes to be substantially similar to those obtainable from unaffiliated parties. During fiscal 1996, the Company had lease expenses of $396,000 and operating expense of $88,000 associated with the use of this airplane.

     Historically, much of the Company's debt has been guaranteed by the major stockholders of the Company. In consideration of such guarantees, the Company has paid such stockholders a quarterly fee equal to .25% of the average aggregate outstanding balance of such guaranteed debt. During fiscal 1996, the Company incurred $1,027,000 for such guarantees and paid $807,000 to Lonnie "Bo" Pilgrim and $47,500 to each of his three children (including Lonnie Ken Pilgrim, a Director of the Company).

      Godwin & Carlton, P.C., has represented and currently represents the Company in connection with a variety of legal matters. James G. Vetter, Jr., is a Director of the Company and is an Executive Vice President of Godwin & Carlton, P.C. During fiscal year 1996, the Company paid Godwin & Carlton, P.C., legal fees of $363,385 in connection with such matters.

    Mr. Hilgenfeld, a member of the Company's Compensation Committee, served as an officer of the Company prior to 1973.

                               COMPENSATION

EXECUTIVE COMPENSATION

     The following table sets forth a summary of compensation paid to the Company's Chief Executive Officer and its four other most highly compensated executive officers.

                        SUMMARY COMPENSATION TABLE


                                                       Annual Compensation
                                                                                  Other Annual        All Other
NAME AND PRINCIPAL POSITION          Fiscal Year          Salary      Bonus       Compensation     Compensation(1)

Lonnie "Bo" Pilgrim                      1996            $475,065    $123,443         $26,518                $10,763
 Chairman of the Board and               1995             463,016     277,530          17,591                 10,359
 Chief Executive Officer                 1994             452,077     477,943             --                  19,525

Clifford E. Butler                       1996             253,368      65,836          7,505                   6,204
 Vice Chairman of the Board and          1995             246,942     148,016          7,160                   9,665
 Executive President                     1994             241,107     254,902          7,214                   5,164

Lindy M. Pilgrim                         1996             329,378     270,622          9,275                   6,871
 President and                           1995             321,022     192,419          9,145                  10,273
 Chief Operating Officer                 1994             313,440     331,374          9,173                   3,974

David Van Hoose                          1996             248,400      65,545          6,000                   7,634
 President,                              1995             242,100     145,114          6,000                  10,988
 Mexican Operations                      1994             162,375     171,665          3,894                   3,058

Robert L. Hendrix                        1996             248,400      64,545         10,200                   7,777
 Executive Vice President,               1995             242,100     145,114          8,948                  11,486
 Operations                              1994             192,231     230,230          8,175                   3,873

_____________________

(1)   Includes the following items of compensation:

      a. Company's contribution to the named individual under its 401(k) Salary Deferral Plan in the following amounts: Lonnie "Bo" Pilgrim, $52 (1996, 1995 & 1994); Clifford E. Butler, $5,033 (1996), $8,543 (1995), $3,936 (1994);
Lindy M. Pilgrim, $5,028 (1996), $8,453 (1995), $3,974 (1994); David Van Hoose,
$4,913  (1996),  $8,315 (1995), $2,585 (1994); and Robert  L.  Hendrix,  $5,028
(1996), $8,543 (1995) $2,677 (1994).


      b. Section 79 income to the named individual due to group term life insurance in excess of $50,000 in the following amounts: Lonnie "Bo" Pilgrim, $10,711 (1996), $10,307 (1995), $19,473 (1994); Clifford E. Butler, $1,171
(1996), $1,122  (1995),  $1,228 (1994); Lindy M. Pilgrim, $1,843 (1996), $1,820
(1995); David Van Hoose, $2,721  (1996), $2,673 (1995), $473 (1994); and Robert
L. Hendrix, $2,749 (1996), $2,943 (1995), $1,196 (1994).

DIRECTORS' FEES

    The Company pays its Directors who are not employees of the Company $4,000 per meeting attended, plus expenses.

                       REPORT OF COMPENSATION COMMITTEE

     The Compensation Committee establishes executive compensation and oversees the administration of the bonus plan for key members of management and the Company's employee benefit plans.

     The following is a report submitted by the Compensation Committee members in their capacity as the Board's Compensation Committee, addressing the Company's compensation policy as it related to the named executive officers for fiscal 1996.

PERFORMANCE MEASURES

       The Compensation Committees' establishment of annual executive compensation is a subjective process in which the Committee considers many factors including the Company's performance as measured by earnings for the year, each executive's specific responsibilities, the contribution to the Company's profitability by each executive's specific areas of responsibility, the level of compensation believed necessary to motivate and retain qualified executives, and the executive's length of time with the Company.

FISCAL  COMPENSATION

     For fiscal 1996 the Company's executive compensation  program consisted of
(a) base salary, (b) a discretionary bonus based upon the factors described above, (c) the bonus plan described below, (d) company contributions to the Company's 401(k) salary deferral plan which are made up of mandatory contributions of one dollar per week and matching contributions of up to five dollars per week and additional matching contributions of up to four percent of an executive's compensation subject to an overall Company contribution limit of five percent of domestic income before taxes, and (e) Company contributions to the Employee Stock Investment Plan in an amount equal to 33 1/3 percent of the officers' payroll deduction for purchases of the Company's common stock under the plan, which deductions are limited to 7 1/2 percent of the officer's base pay.

     In establishing the fiscal 1996 compensation to Lonnie "Bo" Pilgrim, the Company's Chief Executive Officer, the Compensation Committee adjusted Mr. Pilgrim's base salary by 2.6% to reflect changes in cost of living and his bonus was determined pursuant to the bonus plan discussed below. No discretionary bonuses were awarded to Mr. Pilgrim for fiscal 1996.

     The Company's objective is to obtain financial performance that achieves increased return on equity, sales volume, earnings per share and net income. The Committee believes that linking executive compensation to corporate performance results in a better alignment of compensation with corporate goals and shareholder interests.

     The Company maintains a bonus plan which provides for five percent of the Company's domestic income before income taxes{ } to be allocated among certain key members of management. Prior to fiscal 1995, the bonus was determined based on the Company's total consolidated income before income taxes. The change was made to restrict the base for determining such bonuses to domestic income only because a majority of the participants have little or no management responsibilities over the Company's Mexican operations. Such amount is
allocated  among  all  plan  participants   based   upon   the  ratio  of  each
participant's salary to the aggregate salaries of all participants and the number of months of the fiscal year the participant was approved for participation. Currently, there are 15 participants in the plan, including the Chief Executive Officer, the Executive President, the President and Chief Operating Officer, the President, Mexican Operations, the two Executive Vice Presidents, Senior Vice Presidents and two other designated employees. Participants may be added or removed from the plan at the discretion of the Compensation Committee. Participants must continue to be employed by the Company on January 1 following the end of a fiscal year in order to be paid a bonus with respect to that year. Bonuses are typically paid during the January following the fiscal year with respect to which the bonus has been granted.

                                                Lonnie "Bo" Pilgrim
                                                Robert E. Hilgenfeld
                                                Vance C. Miller, Sr.
                                                Lonnie Ken Pilgrim
                                                James G. Vetter, Jr.
                                                Donald L. Wass
                                                Charles L. Black

                              COMPANY PERFORMANCE

     The following graph shows a five year comparison of cumulative total returns for the Company, the Russell 2000 composite index and an index of peer companies selected by the Company.


               COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
  AMONG PILGRIM'S PRIDE CORPORATION, THE RUSSELL 2000 INDEX AND A PEER GROUP


RESEARCH DATA GROUP                             Total Return - Data Summary

                                                 Cumulative Total Return
                                    -----------------------------------------------------------------------------
                                     9/29/91       9/28/92        9/26/93      10/02/94     10/01/95      9/30/96

PILGRIM'S PRIDE CORPORATION            100            93            122           146          120          132

PEER GROUP                             100           108            147           189          174          185

RUSSELL 2000                           100           109            145           149          184          208

      The total cumulative return on investment (change in the year end stock price plus reinvested dividends) for each of the periods for the Company, the Russell 2000 composite index and the peer group is based on the stock price or composite index at the end of fiscal 1991.

     The above graph compares the performance of the Company with that of the Russell 2000 composite index and a group of peer companies with the investment weighted on market capitalization. Companies in the peer group are as follows:
Golden Poultry Company, Inc., Hudson Foods, Inc., Sanderson Farms, Inc., Cagles, Inc. and the Company. These companies were selected because of their similar operations and market capitalizations relative to the Company and were approved by the Compensation Committee.

                          CERTAIN OTHER TRANSACTIONS

      The Company has entered into chicken grower contracts involving farms owned by certain of its officers, providing the placement of Company-owned flocks on their farms during the grow-out phase of production. The contracts are on terms substantially the same as contracts entered into by the Company with unaffiliated parties and can be terminated by either party upon completion of the grow-out of each flock. The aggregate amounts paid by the Company to its officers and Directors under grower contracts during the fiscal year 1996 were as follows: Clifford E. Butler--$177,908 and James J. Miner--$246,671. See "Compensation Committee Interlocks and Insider Participation" for a discussion of the Company's transactions with Lonnie "Bo" Pilgrim, Lonnie Ken Pilgrim and James G. Vetter, Jr.

    Archer-Daniels-Midland Company ("ADM") is one of several vendors selling feed ingredients to the Company in the ordinary course of business. During fiscal 1996, the Company purchased $23.2 million of feed ingredients from ADM. The Company purchases such feed at prices based on the quoted market prices at the time of purchase. See "Security Ownership" below for ADM's current ownership.

                              SECURITY OWNERSHIP

     The following table sets forth, as of November 30, 1996, certain information with respect to the beneficial ownership of the Company's common stock by (i) each stockholder beneficially owning at least 5% of the Company's outstanding common stock; (ii) each director of the Company who is a stockholder of the Company; (iii) each of the executive officers listed in the executive compensation table who is a stockholder of the Company; and (iv) all executive officers and directors of the Company as a group.

                                                                                    Amount and
                                                                                     Nature of        Percent
                                                                                    Beneficial          of
        NAME OF BENEFICIAL OWNERS                                                    Ownership        Class
Lonnie "Bo" Pilgrim (a)(b)(c)(d)                                                    18,006,630         65.3%
  110 South Texas Street
  Pittsburg, Texas 75686
Archer-Daniels-Midland Company (e)                                                   5,514,900         20.0
  P.O. Box 1470
  Decatur, Illinois
Lonnie Ken Pilgrim (a)(c)(d)                                                           528,966          1.9
Clifford E. Butler (d)                                                                  27,009          (f)
Lindy M. "Buddy" Pilgrim(d)                                                             19,454          (f)
Robert L. Hendrix(d)                                                                    21,287          (f)
David Van Hoose(d)                                                                      12,470
James J. Miner(d)                                                                       12,268          (f)
James G. Vetter, Jr.                                                                     1,550          (f)
Donald L. Wass                                                                             100          (f)
All executive officers and directors as a group (18) person                         18,129,539         65.7%

___________________

(a) Includes 60,387 shares held of record by Pilgrim Family Trust I, an irrevocable trust dated June 16, 1987, for the benefit of Lonnie "Bo" Pilgrim's surviving spouse and children, of which Lonnie Ken Pilgrim and Patty R. Pilgrim, Lonnie "Bo" Pilgrim's wife, are co-trustees, and 60,386 shares held of record by Pilgrim Family Trust II, an irrevocable trust dated December 23, 1987, for the benefit of Lonnie "Bo" Pilgrim and his children, of which Lonnie "Bo" Pilgrim and Lonnie Ken Pilgrim are co- trustees. Mr. Lonnie "Bo" Pilgrim disclaims any beneficial interest in the shares held by his children.
(b) Includes 1,109,817 shares owned of record and beneficially by Mr. Lonnie "Bo" Pilgrim's three adult children, including Lonnie Ken Pilgrim, a Director of the Company whose shares are also shown separately. Lonnie "Bo" Pilgrim disclaims any beneficial interest in the shares held by his three adult children.
(c) Includes 81,469 shares held in seven trusts dated December 15, 1989, December 21, 1990, and October 31, 1994, for the benefit of Mr. Lonnie "Bo" Pilgrim's five minor grandchildren. Mr. Lonnie "Bo" Pilgrim is not a trustee of these trusts and disclaims any beneficial interest in the shares held by the trusts.
(d)   Includes  shares  held  in trust by the Company's 401(k) Salary  Deferral
Plan.
(e) As reported in its Statement of Changes in Beneficial Ownership on Form 4 dated December 1, 1993.
(f)   Less than 1%.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than ten percent of the Company's common stock, to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange. Officers, directors and greater than ten-percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

      Based on its review of the copies of such forms received by it, the Company believes that all filing requirements applicable to its officers, directors and greater than ten-percent beneficial owners were complied with.



                  ITEM 2. APPOINTMENT OF INDEPENDENT AUDITORS

     The Board of Directors recommends the appointment of Ernst & Young as the Company's independent auditors for the 1997 fiscal year. This firm of certified public accountants has served as independent auditors of the Company pursuant to annual appointment by the Board of Directors since 1969 except for 1982 and 1983.

     Representatives of Ernst & Young are expected to be present at the Meeting and to be available to respond to appropriate questions. They will be given the opportunity to make a statement if they wish to do so.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPOINTMENT OF ERNST & YOUNG AS THE COMPANY'S INDEPENDENT AUDITORS FOR FISCAL YEAR 1997.

FINANCIAL STATEMENTS AVAILABLE

     FINANCIAL STATEMENTS FOR THE COMPANY ARE INCLUDED IN THE ANNUAL REPORT TO STOCKHOLDERS FOR THE YEAR 1996. ADDITIONAL COPIES OF THESE STATEMENTS, AS WELL AS FINANCIAL STATEMENTS FOR PRIOR YEARS AND THE ANNUAL REPORT TO THE SECURITIES AND EXCHANGE COMMISSION ON FORM 10-K, MAY BE OBTAINED WITHOUT CHARGE FROM THE SECRETARY OF THE COMPANY, 110 SOUTH TEXAS STREET, PITTSBURG, TEXAS 75686. FINANCIAL STATEMENTS ARE ALSO ON FILE WITH THE SECURITIES AND EXCHANGE COMMISSION, WASHINGTON, D.C. 20549, AND THE NEW YORK STOCK EXCHANGE.

                                OTHER BUSINESS

     The Board of Directors is not aware of, and it is not anticipated that there will be presented to the Meeting, any business other than the election of the Directors and the proposal to appoint Ernst & Young independent auditors described above. If other matters properly come before the Meeting, the persons named on the accompanying proxy card will vote the returned proxies as the Board of Directors recommends.











      Please  date, sign and return the proxy at your earliest convenience.   A
prompt return of your proxy will be appreciated as it will save the expense of further mailing.


                                     By order of the Board of Directors



                                            RICHARD A. COGDILL
                           EXECUTIVE VICE PRESIDENT, CHIEF FINANCIAL OFFICER
                                          SECRETARY AND TREASURER



Pittsburg, Texas
January 8, 1997

                                                                   [  x  ]
                                                                   Please mark
                                                                   your votes
                                                                   as this
                          -------------------
                                COMMON

1.  ELECTION OF DIRECTORS:

       FOR all nominees              TO WITHHOLD AUTHORITY
        listed at right                 to vote for all
       (except as marked                nominees listed
        to the contrary)                    at right
             [  ]                             [  ]

Lonnie "Bo" Pilgrim             James J. Miner              Robert E. Hilgenfeld
Clifford E. Butler              Lonnie Ken Pilgrim          Vance C. Miller, Sr.
Lindy M. Pilgrim                James G. Vetter, Jr.        Donald L. Wass
Robert L. Hendrix               Charles L. Black

      (INSTRUCTION:   To withhold authority to vote for any individual nominee,
write that nominee's name on the line provided below.)

--------------------------------------------------------------------------------

2. The appointment of Ernst & Young as independent auditors for the Company for the fiscal year.

                                  FOR                   AGAINST                 ABSTAIN
                                 [   ]                   [   ]                   [   ]

-------------------------------------------------------------------------------

3. In their discretion such other business as may properly come before the Annual Meeting.

UNLESS OTHERWISE SPECIFIED ON THIS PROXY, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF MANAGEMENT'S NOMINEES FOR DIRECTORS AND "FOR" PROPOSAL 2 ABOVE. DISCRETION WILL BE USED WITH RESPECT TO SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.

____________________________________________________________________
Date

____________________________________________________________________
Signature of Stockholder

____________________________________________________________________
Signature if held jointly

Please date this proxy and sign your name exactly as it appears hereon. Persons signing in a representative capacity should indicate their capacity. A proxy for shares held in joint ownership should be signed by each owner.


             Please Execute This Proxy and Return Promptly in the
                   Enclosed Self-Addressed Stamped Envelope.

                          PILGRIM'S PRIDE CORPORATION
                            110 SOUTH TEXAS STREET
                            PITTSBURG, TEXAS 75686

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

      The undersigned hereby appoints Lonnie "Bo" Pilgrim and Clifford E. Butler, and each of them, as Proxies, each with the power to appoint his substitute, and hereby authorizes them, and each of them, to represent and to vote, as designated below, all the shares of Common Stock of Pilgrim's Pride Corporation held of record by the undersigned on December 20, 1996 at the Annual Meeting of Stockholders to be held on February 5, 1997 or any adjournment thereof.

                                                     (CONTINUED ON OTHER SIDE)